Exhibit 2.2
FORM OF VOTING AGREEMENT
          THIS VOTING AGREEMENT (this “Agreement”), dated as of March 20, 2011, is by and between Dawson Geophysical Company, a Texas corporation (“Parent”), and __________________ (the “Voting Shareholder”).
RECITALS
          A. Concurrently with the execution and delivery of this Agreement, TGC Industries, Inc., a Texas corporation (the “Company”), Parent and 6446 Acquisition Corp., a Texas corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended from time to time, the “Merger Agreement”), which provides, among other things, for (i) Merger Sub to be merged with and into the Company, with the Company continuing as the surviving entity (the “Merger”), and (ii) each issued and outstanding share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) (other than any Company Common Stock owned by Parent, Merger Sub or the Company or any wholly owned Subsidiary of the Company), to be converted into the right to receive the shares of common stock, par value $0.33-1/3 per share, of Parent (“Parent Common Stock”).
          B. As of the date hereof, the Voting Shareholder is the Beneficial Owner (as defined below) of the shares of Company Common Stock set forth opposite the Voting Shareholder’s name on Schedule A hereto (all such shares set forth on Schedule A, together with any shares of Company Common Stock that are hereafter issued to or otherwise acquired or owned by the Voting Shareholder prior to the termination of this Agreement being referred to herein as the “Subject Shares”), which Subject Shares represent ___% of the outstanding shares of Company Common Stock and voting power of the outstanding capital stock of the Company.
          C. As a condition to its willingness to enter into the Merger Agreement, Parent has required that the Voting Shareholder, and in order to induce Parent to enter into the Merger Agreement the Voting Shareholder (in the Voting Shareholder’s capacity as a holder of the Subject Shares) has agreed to, enter into this Agreement.
          NOW, THEREFORE, in consideration of premises and the representations, warranties and agreements contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     Section 1. Certain Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. In addition, for purposes of this Agreement:
          (a) “Agreement” shall have the meaning set forth in the preamble.
          (b) “Beneficially Owned” or “Beneficial Ownership” shall have the meaning given to such term in Rule 13d-3 under the Exchange Act.

“Beneficial Owner” shall mean, with respect to any securities, a Person who has Beneficial Ownership of such securities.
          (c) “Company” shall have the meaning set forth in the recitals.
          (d) “Company Common Stock” shall have the meaning set forth in the recitals.
          (e) “Expiration Date” shall mean the earlier of (i) the date upon which the Merger Agreement is validly terminated pursuant to its terms, (ii) the date upon which the parties hereto agree to terminate this Agreement, (iii) the occurrence of a Company Adverse Recommendation Change made in accordance with the provisions of Section 7.3(b) of the Merger Agreement and (iv) the Effective Time.
          (f) “Merger” shall have the meaning set forth in the recitals.
          (g) “Merger Agreement” shall have the meaning set forth in the recitals.
          (h) “Merger Sub” shall have the meaning set forth in the recitals.
          (i) “Parent Common Stock” shall have the meaning set forth in the recitals.
          (j) “Parent” shall have the meaning set forth in the preamble.
          (k) “Subject Shares” shall have the meaning set forth in the recitals.
          (l) “Transfer” shall mean, with respect to a security, the sale, transfer, pledge, hypothecation, encumbrance, assignment or disposition of such security, rights relating thereto or the Beneficial Ownership of such security or rights relating thereto, the offer to make such a sale, transfer, pledge, hypothecation, encumbrance, assignment or disposition, and each option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. As a verb, “Transfer” shall have a correlative meaning.
          (m) “Voting Shareholder” shall have the meaning set forth in the preamble.

     Section 2. No Disposition or Solicitation.
          (a) Except as set forth in Section 5 of this Agreement, the Voting Shareholder undertakes that the Voting Shareholder shall not (i) Transfer or agree to Transfer any Subject Shares or (ii) grant or agree to grant any proxy or power-of-attorney with respect to any Subject Shares.
          (b) The Voting Shareholder undertakes that, in his, her or its capacity as a shareholder of the Company, the Voting Shareholder shall not, and shall cause his, her or its investment bankers, financial advisors, attorneys, accountants and other advisors, agents and representatives not to, directly or indirectly solicit, initiate, facilitate or encourage any inquiries or proposals from discuss or negotiate with, or provide any non-public information to, any Person relating to, or otherwise facilitate, any Acquisition Proposal.
     Section 3. Voting of Subject Shares. The Voting Shareholder undertakes that (a) at such time as the Company conducts a meeting of, or otherwise seeks a vote or consent of, its shareholders, the Voting Shareholder shall, or shall cause the holder of record on any applicable record date to, vote the Subject Shares Beneficially Owned by the Voting Shareholder in favor of, or provide a consent with respect to, (i) approval and adoption of the Merger Agreement and each of the other transactions contemplated by the Merger Agreement, (ii) approval of any proposal to adjourn or postpone any shareholder meeting to a later date if there are not sufficient votes for the approval and adoption of the Merger Agreement on the date on which such meeting is held, and (iii) any other matter necessary for consummation of the transactions contemplated by the Merger Agreement which is considered at any such meeting or is the subject of any such consent solicitation, and (b) at each meeting of shareholders of the Company and in connection with each consent solicitation, the Voting Shareholder shall, or shall cause the holder of record on any applicable record date to, vote the Subject Shares Beneficially Owned by the Voting Shareholder against, and not provide consents with respect to, (i) any agreement or arrangement related to or in furtherance of any Acquisition Proposal, (ii) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of its Subsidiaries, (iii) any action, proposal, transaction or agreement that would delay, prevent, frustrate, impede or interfere with the Merger or the other transactions contemplated by the Merger Agreement or result in the failure of any condition set forth in ARTICLE VIII of the Merger Agreement to be satisfied, and (iv) any action, proposal, transaction or agreement that would result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company under the Merger Agreement or of the Voting Shareholder under this Agreement.
     Section 4. Reasonable Efforts to Cooperate. The Voting Shareholder hereby consents to the publication and disclosure in the Proxy Statement/Prospectus (and, as and to the extent otherwise required by securities laws or the SEC or any other securities authorities, any other documents or communications provided by the Company, Parent or Merger Sub to any Governmental Authority or to securityholders of the Company) of the Voting Shareholder’s identity and Beneficial Ownership of Subject Shares and the nature of the Voting Shareholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by the Company or Parent, a copy of this Agreement. The Voting

Shareholder will promptly provide any information reasonably requested by the Company, Parent or Merger Sub for any regulatory application or filing made or approval sought in connection with the Merger or the other transactions contemplated by the Merger Agreement (including filings with the SEC).
     Section 5. Irrevocable Proxy. In furtherance of the agreements contained in Section 3 of this Agreement, the Voting Shareholder hereby irrevocably grants to and appoints Parent and each of the executive officers of Parent, in their respective capacities as officers of Parent, as the case may be, and any individual who shall hereafter succeed to any such office of Parent, and each of them individually, the Voting Shareholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Voting Shareholder, to vote all Subject Shares Beneficially Owned by the Voting Shareholder that are outstanding from time to time, to grant or withhold a consent or approval in respect of such Subject Shares and to execute and deliver a proxy to vote such Subject Shares, in each case solely to the extent and in the manner specified in Section 3 of this Agreement. The Voting Shareholder represents and warrants to Parent that all proxies heretofore given in respect of the Subject Shares are not irrevocable and that all such proxies have been properly revoked or are no longer in effect as of the date hereof. The Voting Shareholder hereby affirms that the irrevocable proxy set forth in this Section 5 is given by the Voting Shareholder in connection with, and in consideration of, the execution of the Merger Agreement by Parent and that the irrevocable proxy set forth in this Section 5 is coupled with an interest and, except as set forth in Section 8 hereof, may under no circumstances be revoked. The irrevocable proxy set forth in this Section 5 is executed and intended to be irrevocable in accordance with the provisions of Section 21.369 of the TBOC, subject, however, to automatic termination on the Expiration Date.
     Section 6. Further Action. If any further action is necessary or desirable to carry out the purposes of this Agreement, the Voting Shareholder shall take all such action reasonably requested by Parent.
     Section 7. Representations and Warranties of the Voting Shareholder. The Voting Shareholder represents and warrants to Parent as follows:
          (a) The Voting Shareholder has all necessary power and authority and legal capacity to execute and deliver this Agreement and perform his, her or its obligations hereunder. [The Voting Shareholder, if it is a corporation, partnership, limited liability company, trust or other entity, is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization.] The execution, delivery and performance of this Agreement by the Voting Shareholder and the consummation by the Voting Shareholder of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Voting Shareholder and no further proceedings or actions on the part of the Voting Shareholder are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.
          (b) This Agreement has been duly and validly executed and delivered by the Voting Shareholder and, assuming it has been duly and validly authorized, executed and delivered by Parent, constitutes the valid and binding agreement of the Voting Shareholder, enforceable against the Voting Shareholder in accordance with its terms, except to the extent that enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditor’s rights generally and (ii) general principles of equity.
          (c) The Voting Shareholder is the sole Beneficial Owner of his, her or its Subject Shares. The Voting Shareholder has legal, good and marketable title (which may include holding in nominee or “street” name) to all of the Subject Shares Beneficially Owned by the Voting Shareholder, free and clear of all liens, claims, options, proxies, voting agreements and security interests (other than as created by this Agreement or the restrictions on Transfer under the Securities Act). The Subject Shares listed on Schedule A opposite the Voting Shareholder’s name constitute all of the shares of Company Common Stock Beneficially Owned by the Voting Shareholder as of the date hereof.
          (d) Except as set forth on Schedule A hereto, the Voting Shareholder has full voting power, full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Subject Shares Beneficially Owned by the Voting Shareholder. None of the Voting Shareholder’s Subject Shares are subject to any voting trust or other agreement or arrangement with respect to the voting of such shares, except as provided hereunder.
          (e) The execution and delivery of this Agreement by the Voting Shareholder does not and the performance of this Agreement by the Voting Shareholder will not (i) conflict with, result in any violation of, require any consent under or constitute a default (whether with notice or lapse of time or both) under any mortgage, bond, indenture, agreement, instrument or obligation to which the Voting Shareholder is a party or by which the Voting Shareholder or any of his, her or its properties (including the Subject Shares) is bound, (ii) [if the Voting Shareholder is a corporation, partnership, limited liability company, trust or other entity, conflict with, result in any violation of, require any consent under or constitute a default (whether with notice or lapse of time or both) under the Voting Shareholder’s constituent documents], (iii) violate any judgment, order, injunction, decree or award of any court, administrative agency or other Governmental Authority that is binding on the Voting Shareholder or any of his, her or its properties or assets (including the Subject Shares) and (iv) constitute a violation by the Voting Shareholder of any law applicable to the Voting Shareholder, except for any violation, conflict or consent in clause (i), (iii) and (iv) as would not reasonably be expected to materially impair the ability of the Voting Shareholder to perform his, her or its obligations hereunder or to consummate the transactions contemplated herein on a timely basis.

          (f) As of the date hereof, there is no action, suit, investigation or proceeding pending against, or to the knowledge of the Voting Shareholder, threatened against or affecting, the Voting Shareholder or any of his, her or its properties or assets (including the Subject Shares) that could reasonably be expected to impair the ability of the Voting Shareholder to perform his, her or its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.
          (g) The Voting Shareholder has had the opportunity to review this Agreement and the Merger Agreement with counsel of his, her or its own choosing. The Voting Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Voting Shareholder’s execution, delivery and performance of this Agreement.
     Section 8. Termination. This Agreement shall terminate automatically, without any notice or other action by any Person, on the Expiration Date; provided, however, nothing set forth in this Section 8 or elsewhere in this Agreement shall relieve any party hereto from liability, or otherwise limit the liability of any party hereto, for any material breach of this Agreement.
     Section 9. Shareholder Capacity. Notwithstanding anything herein to the contrary, nothing set forth herein shall restrict any officer or director of the Company in the exercise of his or her fiduciary duties as an officer or director of the Company, but such officer or director shall take no action that would cause the Company to breach the Merger Agreement or any agreements contemplated thereby.
     Section 10. Miscellaneous.
          (a) Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission or by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:
          (i) if to Parent, to it at:
Dawson Geophysical Company
508 West Wall, Suite 800
Midland, Texas 79701
Attention: Stephen C. Jumper
Facsimile: (432) 684-3030
          with a copy, which will not constitute notice for purposes hereof, to:
Baker Botts L.L.P.
2001 Ross Avenue
Dallas, Texas 75201
Attention: Neel Lemon
Facsimile: (214) 661-4954

     and
     (ii) if to the Voting Shareholder, to his, her or its address set forth on a signature page hereto with a copy, which will not constitute notice for purposes hereof, to:
Haynes and Boone, LLP
201 Main Street, Suite 2200
Fort Worth, Texas 76102
Attention: Rice Tilley
Facsimile: (817) 348-2384
or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.
          (b) Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Parent may assign, in its sole discretion, all or any of its rights, interests and obligations hereunder to any direct or indirect wholly owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, shall or is intended to confer on any Person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.
          (c) Entire Agreement. This Agreement, Schedule A hereto and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect thereto.
          (d) Amendments. This Agreement may be amended by the parties hereto in any and all respects. To be effective, any amendment or modification hereto must be in a written document each party has executed and delivered to the other parties.

          (e) Extension; Waiver. At any time prior to the Expiration Date, each party may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive in whole or in part any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto or (iii) waive in whole or in part compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, or delay or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default hereunder by any other party, shall be deemed to impair any such right, power or remedy, nor will it be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.
          (f) Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed by and construed and enforced in accordance with the substantive laws of the State of Texas, without regard to the conflicts of law provisions thereof that would cause the laws of any other jurisdiction to apply.
          (g) Headings. Headings of the Sections of this Agreement are for the convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.
          (h) Severability. If any provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, that provision will, as to that jurisdiction, to the extent possible, be modified in such a manner as to be valid, legal and enforceable but so as to retain most nearly the intent of the parties as expressed herein. If such a modification is not possible, that provision will be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired thereby. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
          (i) Enforcement of Agreement. The parties hereto agree that Parent would be irreparably damaged in the event that the Voting Shareholder fails to perform any of its obligations under this Agreement in accordance with its specific terms of this Agreement and that Parent would not have an adequate remedy at law for money damages in such event. It is accordingly agreed that Parent shall be entitled to specific performance of the terms of this Agreement in addition to any other remedy at law or equity. The parties accordingly agree that

Parent will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which Parent is entitled at law or in equity or under this Agreement.
          (j) Consent to Jurisdiction and Venue; WAIVER OF JURY TRIAL. To the fullest extent permitted by applicable law, each party hereto (i) agrees that any claim, action or proceeding by such party seeking any relief whatsoever arising out of, or in connection with, this Agreement or the transactions contemplated hereby shall be brought only in a state or federal court located in the State of Texas and not in any other state or federal court in the United States of America or any court in any other country, (ii) agrees to submit to the exclusive jurisdiction of such courts located in the State of Texas for purposes of all legal proceedings arising out of, or in connection with, this Agreement or the transactions contemplated hereby, (iii) waives and agrees not to assert any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court or any claim that any such proceeding brought in such a court has been brought in an inconvenient forum, (iv) agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10(a)or any other manner as may be permitted by law shall be valid and sufficient service thereof and (v) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
          (k) Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.
          (l) No Presumption. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting of causing any instrument to be drafted.
[signature pages follow]

          The parties hereto have executed this Voting Agreement as of the date first written above.

DAWSON GEOPHYSICAL COMPANY
By:
Name:
Title:
[Voting Agreement — Parent Signature Page]

[SHAREHOLDER]
By:
Name:
Address:
[Voting Agreement — Voting Shareholder Signature Page]

Schedule A

Name	Number of Shares

A-1